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                                                                     EXHIBIT 12d

                            PSEG ENERGY HOLDINGS LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                          For the Years Ended
                                                               December 31,
                                                 --------------------------------------
                                                  2003    2002     2001    2000    1999
                                                 -----   ------   -----   -----   -----
                                                        (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income (Loss) from
   Continuing Operations                         $ 261   $ (365)  $ 237   $ 183   $ 153
Loss/(Income) from Equity Investees,
   Net of Distributions                             60       (2)    (59)    (16)     10
Fixed Charges                                      230      231     199     161     108
Capitalized Interest                               (11)     (12)    (13)    (21)     (6)
                                                 -----   ------   -----   -----   -----
Earnings (Loss)                                  $ 540   $ (148)  $ 364   $ 307   $ 265
                                                 =====   ======   =====   =====   =====

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 229   $  229   $ 196   $ 158   $ 105
Interest Factor in Rentals                           1        2       3       3       3
                                                 -----   ------   -----   -----   -----
Total Fixed Charges                              $ 230   $  231   $ 199   $ 161   $ 108
                                                 =====   ======   =====   =====   =====

Ratio of Earnings to Fixed Charges (C)            2.35    (0.64)   1.83    1.91    2.45
                                                 =====   ======   =====   =====   =====
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(A)  The term "earnings" is defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense (c) an estimate of interest implicit in rentals.

(C) The ratio of earnings to fixed charges for the year ended December 31, 2002, was (0.64), as noted above, which represents a deficiency of $379 million.